Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of our reports dated March 11, 2021 relating to the consolidated financial statements of BGSF, Inc. and the effectiveness of BGSF, Inc.’s internal control over financial reporting, which appear in BGSF, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 27, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement and related Prospectus.

/s/ Whitley Penn LLP

Dallas, Texas
October 1, 2021